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                                                                     Exhibit 2.2

                                                                January 31, 2001


George Abi Zeid
202 Glen Head Road
Glen Head, New York 11545

                  Re:      Telecom International Inc.

Dear Mr. Abi Zeid:

         Reference is made to the Agreement and Plan of Merger dated as of the date hereof by and among you, Swift Telecommunications, Inc., Mail.com, Inc. ("Mail.com") and ML Acquisition Corp. (the "Swift Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Swift Agreement. The parties hereto agree as follows:

         1. Each of the undersigned and you agree to use its or his best efforts to consummate the acquisition of Telecom International Inc., a Delaware corporation ("Alpha-Tel"), by Mail.com in accordance with and subject to the terms and conditions specified in this letter and pursuant to an agreement and plan of merger (the "Alpha-Tel Agreement") that qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         2. The merger will be pursuant to an agreement and plan of merger that is in form and substance substantially the same as the Swift Agreement, mutatis mutandis except as provided herein. The Merger Consideration in the Alpha-Tel Agreement shall consist of cash in the amount of US$117,646; Notes in the aggregate principal amount of US$1,294,118; and 2,670,589 shares of Parent Common Stock. There shall be no Contingent Payment in the Alpha-Tel Agreement.

         3. George Abi Zeid agrees to vote all of the shares of Alpha-Tel beneficially owned by him, directly or indirectly, in favor of the Alpha-Tel Agreement (the "GAZ Shares").

         5. The obligations of the parties to consummate the acquisition of Alpha-Tel in accordance with the terms described herein is subject to the following conditions:

         (a) the execution and delivery by George Abi Zeid and Mail.com of a definitive agreement and plan of merger in form and substance as described herein and otherwise in form and substance mutually satisfactory to the parties.

         (b) the approval of the Alpha-Tel Agreement pursuant to a joint proxy statement/prospectus in compliance with federal and state securities laws by a majority of the total votes entitled to be cast (whether or not one or more of
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              such votes shall actually be cast) other than the votes entitled to be cast in respect of the GAZ Shares (the "Minority Shareholders").

         (c) not more than 5% of the total shares held by the Minority Shareholders shall have exercised dissenters appraisal rights, if available, in connection with the Alpha-Tel Merger.

         (d) Mail.com shall have completed its due diligence concerning Alpha-Tel to its reasonable satisfaction.

         (e) Receipt of all governmental and other third party approvals required in order to consummate the transactions contemplated by the Alpha-Tel Agreement.

         If you are in agreement with the foregoing, kindly so indicate by signing in the space indicated below for your signature.

                                      Very truly yours,


                                      Mail.com, Inc.


                                      By s/Frank Graziano
                                         -------------------------
                                      Name: Frank Graziano
                                      Title: Senior Vice President

Accepted and Agreed:

January 31, 2001


s/George Abi Zeid
---------------------
George Abi Zeid

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